UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): August 18, 2025

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 18, 2025, Centrus Energy Corp. (the “Company”) issued to the several initial purchasers (the “Initial Purchasers”) $805 million aggregate principal amount of the Company’s 0% convertible senior notes due 2032 (the “Notes”), pursuant to a purchase agreement among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers.

The Notes were offered in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Notes and the shares of the Company’s Class A common stock, par value $0.10 per share (the “Class A common stock”), of the Company issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, the Notes and such shares, if any, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements. This Current Report on Form 8-K (this “Form 8-K”) does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes (or any shares of Class A common stock of the Company issuable upon conversion of the Notes) in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

In connection with the issuance of the Notes, the Company entered into an indenture, dated August 18, 2025 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The terms of the Notes are governed by the Indenture. The Notes will not bear regular interest, and the principal amount of the notes will not accrete. Special interest will accrue on the notes in the circumstances and at the rates described in the Indenture. The Notes will mature on August 15, 2032, unless repurchased, redeemed or converted in accordance with their terms prior to such date.

The Notes are senior unsecured obligations of the Company and will rank senior in right of payment to any of the Company’s unsecured indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated, including the Company’s 2.25% Notes due 2030; effectively rank junior in right of payment to any of the Company’s secured indebtedness, to the extent of the value of the assets securing such indebtedness; and rank structurally junior to all indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) of the Company’s existing and future subsidiaries.

The net proceeds from the offering of the Notes were approximately $782.1 million, after deducting Initial Purchasers’ discounts and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding May 15, 2032 in multiples of $1,000 principal amount, only under the following circumstances:

•during any calendar quarter commencing after the calendar quarter ending on December 31, 2025 (and only during such calendar quarter), if the last reported sale price of the Class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 in principal amount of Notes for each trading day of such period was less than 98% of the product of the last reported sale price of the Class A common stock and the conversion rate on each such trading day;
•if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date (as described in the Indenture); or
•upon the occurrence of specified corporate events.

Holders may convert their Notes, in multiples of $1,000 principal amount, at their option at any time beginning on or after May 15, 2032, and prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of the Notes, without regard to the foregoing circumstances. The initial conversion rate for the Notes is 4.3551 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $229.62 per share of Class A common stock, subject to adjustment upon the occurrence of certain specified events as set forth in the Indenture. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of Class A common stock or a combination of cash and shares of Class A common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted, as described in the Indenture.

In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase for cash all or any portion of their Notes, in multiples of $1,000 principal amount, at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest, to, but excluding, the fundamental change repurchase date. If certain fundamental changes referred to as make-whole fundamental changes occur, the conversion rate for the Notes may be increased. The maximum number of shares of Class A common stock issuable per $1,000 aggregate principal amount of Notes, after the conversion rate has been increased in connection with a make-whole fundamental change or notice of redemption, is 5.3350, subject to adjustment as provided for in the Indenture.

The Notes are not redeemable prior to August 20, 2029. On or after August 20, 2029, the Company may redeem for cash all or any portion of the Notes at its option if the last reported sale price of the Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid special interest to, but excluding, the redemption date.

The events of default, as set forth in the Indenture, include:

•default in any payment of special interest on any Note when due and payable and the default continues for a period of 30 days;
•default in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
•failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for five (5) business days;
•failure by the Company to give a notice regarding a fundamental change, specified corporate transaction or make-whole fundamental change, in each case, when due and such failure continues for five (5) business days;
•failure by the Company to comply with its obligations under the Indenture in respect of certain merger, consolidation and asset sale transactions;

•failure by the Company to comply with any of its other agreements contained in the provisions of the Notes or the Indenture for 60 days after receipt of written notice in accordance with the Indenture;
•default by the Company or certain of its subsidiaries with respect to indebtedness for money borrowed in excess of $60.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or such subsidiaries; and
•certain events of bankruptcy, insolvency or reorganization of the Company or any of the Company’s significant subsidiaries.

If an event of default, other than an event of default involving certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may, and the trustee at the written request of such holders shall, declare 100% of the principal amount of, and accrued and unpaid special interest, if any, on, all the Notes then outstanding, to be due and payable immediately. If an event of default involving certain events of bankruptcy, insolvency or reorganization, involving the Company or any of its significant subsidiaries occurs, then 100% of the principal amount of, and all accrued and unpaid special interest, if any, on, all the Notes, will automatically become immediately due and payable without any notice or other action by the Trustee or any holder. Notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture will consist exclusively of the right of the holders of the Notes to receive special interest on the Notes for up to 365 days following such failure.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Notes, which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact the Company’s expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. These forward-looking statements are based on information available to the Company as of the date of this news release and represent management's current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control. Given these factors, you should not place undue reliance on these forward-looking statements. All information set forth in this Form 8-K is as of the date of this Form 8-K. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or changes in its expectations or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated August 18, 2025, between the Company and U.S. Bank Trust Company, National Association, as trustee
4.2	Form of 0% Convertible Senior Note due 2032 (Included in Exhibit 4.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	August 18, 2025	By:	/s/ Todd M. Tinelli
Todd M. Tinelli
Senior Vice President, Chief Financial Officer,
and Treasurer